Exhibit 99

              Dillard's, Inc. Reports June Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 6, 2006--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended July 1, 2006 were $623,597,000 compared to sales for the five weeks ended July 2, 2005 of $630,340,000. Sales decreased 1% for the five-week period in both total and comparable stores.
    Sales for the 22 weeks ended July 1, 2006 were $2,997,852,000 compared to sales for the 22 weeks ended July 2, 2005 of $2,953,391,000. Sales increased 2% for the 22-week period in both total and comparable stores.
    During the five weeks ended July 1, 2006, sales were significantly above the average company trend in the Western region and slightly above trend in the Eastern region. Sales were below trend in the Central region.
    During the five weeks ended July 1, 2006, sales of shoes and furniture significantly exceeded the Company's average sales performance for the period.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965